Exhibit 99.1

WarpSpeed Taxi Announces Signed Licensing Agreement for USA

LAS VEGAS, NV – March 15, 2022 – WarpSpeed Taxi Inc. (OTC: WRPT) (“WarpSpeed” or the “Company”), the developer of an all-in-one software solution for ride hailing, food delivery, and courier services, is excited to announce the signing of a licensing agreement (the “Agreement”) to establish the initial U.S. footprint for WarpSpeed Taxi.

The Company has signed an Agreement with a U.S.-based joint venture partner (the “US Partner”) to launch ride-hailing and delivery operations in the United States using the Company’s feature-rich, white-label software platform.

The US Partner has agreed to contribute $1 million in stages by December 31, 2022 in order to drive the launch of operations in return for access to the WarpSpeed Taxi platform and 50% ownership of the venture.

In addition to its 50% equity interest in U.S. operations, the Company will receive 2.5% of all gross revenues as a licensing fee as well as an additional monthly backend management fee equal to $5,000 or 2.5% of sales, whichever is greater.

The initial launch is planned for October 2022 in Nevada with expansion into additional states by December.

“This is ahead of our planned timeline for expansion, which is a very strong signal about the viability of our model in terms of finding competent and willing partners to fund and drive local operations in new markets,” noted Daniel Okelo, CEO of WarpSpeed Taxi. “We are getting set to launch in India this spring, as previously communicated. Now we have our partner in place for our US presence. We also have negotiations underway with another potential partner to expand into a third national marketplace. We look forward to announcing further details as that process unfolds.”

About WarpSpeed Taxi

WarpSpeed Taxi Inc. is a company involved in the development, testing, and marketing of a ride-hailing and food delivery computer and mobile device application known as “WarpSpeedTaxi: that will provide travelers with convenient door-to-door transport that leverages smart mobility platforms to connect drivers with passengers and lets drivers use their personal vehicles.

For more information go to: http://www.warpspeedtaxi.com

Forward-Looking Statements

This press release contains forward-looking information within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934 and is subject to the safe harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. That includes the possibility that the company is not successful in developing, testing, or marketing its computer application, that its U.S. joint venture partner is unable to fund operations as agreed, or that the Company is unable to commence operations in other jurisdictions. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of WarpSpeed Taxi Inc. to be materially different from the statements made herein. Except for any obligation under the U.S. federal securities laws, Nature Consulting, Inc. undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Corporate Contact:

2261 Rosanna Street, Las Vegas, Nevada, 89117
Telephone: (269) 692-9418
info@warpspeedtaxi.com